STOCK OPTION AGREEMENT

STOCK OPTION AGREEMENT dated as of April 11, 2008 (the "Agreement"), between WIRELESS TELECOM GROUP, INC., a New Jersey corporation (the "Company"), and Lawrence D. Henderson (the "Optionee"). You are urged carefully to review the Plan. Optionee acknowledges that Optionee has received, read and understood the Plan and this Agreement and agrees to abide by and be bound by their terms and conditions. Capitalized terms and certain other terms used herein without definition have the respective meanings set forth in the Plan.

1.  Definitions. As used herein:

1.1  “Board” means the board of directors of the Company.

1.2 “Cause” means the occurrence of any one or more of the following: (i) fraud, embezzlement and /or misappropriation of the Company’s (or any successor’s) funds; (ii) gross or willful misconduct by you in the performance of your duties; (iii) a material violation of the Company’s (or any successor’s) Code of Conduct; or (iv) a conviction by, or entry of a plea of guilty or nolo contendre in, a court of competent jurisdiction for any crime which constitutes a felony or act or moral turpitude in the jurisdiction involved. The determination as to whether a Optionee is being terminated for Cause shall be made in good faith by the Company’s entire Board and shall be final and binding on the Optionee.

1.3 “Change-of-Control” means the occurrence of any of the following; (a) the sale, transfer, conveyance or other disposition in one or a series of related transactions, or all or substantially all of the assets of the Company to any entity, person, or group; or (b) any entity, person, or group that becomes, directly or indirectly, the owner of more than fifty percent (50%) of the voting stock of the Company by way of merger, consolidation, or other business combination, other than a transaction involving only the Company or one or more of its subsidiaries. Notwithstanding the foregoing, no Change of Control shall be deemed to have occurred by reason of any actions or events in which you participate in a capacity other than as an executive or director of the Company.

1.4  “Code” means the Internal Revenue Code of 1986, as amended.

1.5  “Committee” means those members of the Board who have been designated pursuant to the Plan to act in that capacity.

1.6 “Date of Exercise” means the date on which the notice required by Section 5 hereof is hand delivered, sent by facsimile transmission or placed in the United States mail postage prepaid.

1.7  “Employer” means the Company or the Subsidiary for which Optionee is performing services on the Date of Exercise, or for which Optionee was performing services at the time of Optionee's death, disability or retirement.

1.8 “Expiration Date” means the earliest of the following:

(a)  if Optionee shall voluntarily terminate his employment with the Employer (other than as a result of his death any time), such Optionee shall have the right to exercise the option as vested at that time, within five (5) days prior to such termination of employment; or

(b)  if Optionee's employment with the Employer shall be Involuntarily Terminated (other than as a result of his death any time), such Optionee shall have the right to exercise the option as vested at that time, any time within thirty (30) days after such Involuntary Termination of employment; or

(c)  if Optionee dies, the date one (1) year after death; or

(d) the day before the tenth (10th) anniversary of the Grant date.

1.9  “Fair Market Value” means the fair market value of a Share, as determined pursuant to the Plan.

1.10 “Grant Date” means April 11, 2008, the date on which the Company awarded the Option.

1.11 “Involuntary Termination” or “Involuntarily Terminated” means, in all circumstances other than any termination of Optionee for “Cause”, (i) without the Optionee’s express written consent, a significant diminution of the Optionee’s duties, position or responsibilities relative to the Optionee’s duties, position or responsibilities in effect immediately prior to such diminution, or the removal of the Optionee from such position, duties and responsibilities, unless the Optionee is provided with comparable or more significant duties, positions and responsibilities; (ii) without the Optionee’s express written consent, a substantial reduction, without good business reasons, of the quality, scope or amount of the facilities and perquisites (including office space and location) available to the Optionee immediately prior to such reduction; (iii) without the Optionee’s express written consent, any reduction by the Company of the Optionee’s total compensation package, including base salary and incentive compensation, as in effect immediately prior to such reduction; (iv) without the Optionee’s express written consent, a material reduction by the Company in the kind or level of Optionee benefits to which the Optionee is entitled immediately prior to such reduction, to the extent Optionee’s overall benefit package is reduced to a disproportionately greater extent than other senior executive officers of the Company; or (v) without the Optionee’s express written consent, the imposition of a requirement for the relocation of the Optionee to a facility or a location more than 40 miles from the Optionee’s current work location.

1.12  “Option” means the option hereby granted.

1.13  “Option Price” means $1.42 per Share, which is equal to 105% of the Fair Market Value on the Grant Date (rounded up to the nearest cent).

1.14  “Plan” means the Amended and Restated Wireless Telecom Group, Inc. 2000 Stock Option Plan attached hereto as Exhibit A and incorporated herein by reference.

1.15  “Shares” means the 120,000 shares of the Company's common stock, $.01 par value, which are the subject of the Option hereby granted.

1.16  “Subsidiary” means any corporation that, at the time in question, is a subsidiary corporation of the Company within the meaning of Section 424(f) of the Code.

2.  Grant of Option. Subject to the terms and conditions set forth herein and in the Plan, the Company hereby grants to Optionee the Option to purchase any or all of the Shares. The Option hereby granted is an incentive stock option within the meaning of Section 422 of the Code. To the extent the Options fails to qualify as an incentive stock option because it exceeds the $100,000 limit of Section 422 of the Code it shall be a non-qualified stock option as provided in applicable Treasury regulations.

3.  Time of Exercise. Provided the Optionee remains in the continuous service of the Company through the earlier of the occurrence of (a) or (b) below, the Option will vest in its entirety on such date and may be exercised in whole or in any part on or after such date, and shall remain exercisable until the Expiration Date, when the right to exercise shall terminate absolutely:

(a) the date on which the Board shall have determined that both of the following shall have occurred in any one fiscal year after the fiscal year ending December 31, 2007: (a) the Company’s consolidated operating income for such fiscal year shall have increased by 25% as compared to the Company’s consolidated operating income for its fiscal year ended December 31, 2007 (i.e., it shall have exceeded $3,953,361) and (b) the Company’s consolidated net sales for such fiscal year shall have increased by 15% as compared to the Company’s consolidated net sales for its fiscal year ended December 31, 2007 (i.e., it shall have exceeded $65,092,357); or

(b) the date on which a Change-of-Control is consummated; provided, however, that all consideration in exchange therefor to which the Optionee may become entitled as a result of such Change-of-Control shall not be delivered to the Optionee until the earlier of (i) the date on which the Optionee’s employment with the Employer is Involuntarily Terminated following the consummation of such Change-of-Control or (ii) the date that is six (6) months next following the date on which such Change-of-Control is consummated.

4.  Payment for Shares. Full payment for Shares purchased upon the exercise of the Option shall be made in cash.

5.  Manner of Exercise. To exercise this Option, or any part hereof, the Optionee shall (a) deliver a written notice to the Committee or its designated agent specifying the number of Shares to be purchased together with the original of this Agreement; and (b) furnish to the Company a certification that such Optionee has not engaged in any activity which is competitive with the current business and activities of the Company as conducted on the date of the exercise of this Option, and such other instruments or documents as the Company's legal counsel may reasonably require. The exercise of your Option (and the ownership of your Option Shares) is subject to the provisions of the Plan.

6.  Nontransferability of Option. Except as set forth in the Plan, this Option is not assignable or transferable, and, during the lifetime of the Optionee, is exercisable only by the Optionee. The Optionee shall have no rights as a shareholder of the Company regarding the Shares until the Date of Exercise. Optionee shall not be permitted to sell, dispose, assign, hypothecate or otherwise transfer any Shares acquired upon exercise of this Option until at least six (6) months have passed since the Optionee acquired this Option and, thereafter, only in accordance with the Plan.

7.  SEC Rule 16b-3. The Committee may from time to time impose any conditions on the exercise of the Option as it deems necessary or advisable to ensure that all rights granted under the Plan satisfy the requirements of Rule 16b-3 under the Exchange Act or any successor rule. Such conditions may include, without limitation, the partial or complete suspension of the right to exercise the Option.

8.  Issuance of Certificates; Securities Laws. As promptly as is feasible after the exercise of the Option, and subject to the provisions of Section 7 hereof, a certificate for the Shares issuable on the exercise of the Option shall be delivered to Optionee or to Optionee's personal representative, heir or legatee; provided, that no certificate for Shares will be so delivered until (a) appropriate arrangements have been made with Employer for the withholding of any taxes which may be due with respect to such Shares and (b) the Option Price has been paid in full. The Company may condition delivery of certificates for Shares upon the prior receipt from Optionee of any undertakings which it may determine are required to assume that the certificates are being issued in compliance with federal and state securities laws.

9.  Premature Disposition of Shares. If Optionee or Optionee's estate sells or otherwise disposes of any Shares acquired upon exercise of this Option within one year after the date of exercise or within two (2) years after the Grant Date, Optionee or Optionee's estate agrees that Optionee or it will deliver a written report to the Secretary of the Corporation within thirty (30) days following the sale or other disposition, which report shall set forth the date of sale or other disposition of said Shares and the net proceeds of such sale or disposition.

10.  Taxes. Optionee shall be responsible to make appropriate provision for all taxes required to be withheld in connection with any Option, the exercise thereof and the transfer of the Shares. Such responsibility shall extend to all applicable federal, state, local or foreign withholding taxes. Optionee understands that Optionee may suffer adverse tax consequences as a result of Optionee's purchase or disposition of the Shares. Optionee represents that Optionee shall consult with any tax consultants Optionee deems advisable in connection with the grant of the Option and the purchase or disposition of the Shares, and that Optionee is not relying on the Company for any tax advice.

11.  Status of Option; Interpretation. The Option is intended to qualify as an incentive stock option within the meaning of Section 422 of the Code. To the extent the Options fails to qualify as an incentive stock option because it exceeds the $100,000 limit of Section 422 of the Code it shall be a non-qualified stock option as provided in applicable Treasury regulations. The Committee shall have sole power to resolve any dispute or disagreement arising out of this Agreement. The interpretation and construction of any provision of this Option or the Plan made by the Committee shall be final and conclusive and, insofar as possible, shall be consistent with the requirements of an incentive stock option.

12.  Option Not to Affect Employment. The Option granted hereunder shall not confer upon Optionee any right to continue in the employment of the Employer.

13.  Conflicts. Notwithstanding anything to the contrary, any conflicts between the terms hereof and the Plan shall be resolved in favor of the Plan.

14.  Miscellaneous.

14.1  The address for Optionee to which notice, demands and other communications to be given or delivered under or by reason of the provisions hereof shall be the address set forth below under Optionee's signature.

14.2  This Agreement may be executed in one or more counterparts all of which taken together will constitute one and the same instrument.

14.3  The validity, performance, construction and effect of this Agreement shall be governed by the laws of the State of New Jersey, without giving effect to principles of conflicts of law.

15.  Entire Agreement. The Plan and this Agreement are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

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IN WITNESS WHEREOF, the parties have executed this Agreement in two counterparts as of the day and year first above written.

WIRELESS TELECOM GROUP, INC.

By:	/s/ James M. Johnson
Name: James M. Johnson
Title: Chief Executive Officer

OPTIONEE

/s/ Lawrence D. Henderson
Name: Lawrence D. Henderson
Address: 831-38 Route 10 #165
Whippany, NJ 07981